As filed with the Securities and Exchange Commission on February 7, 1994.

                                                  Registration No. 33-72548
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549




                               AMENDMENT NO. 1 TO


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                               CONCURRENT COMPUTER
                                   CORPORATION
             (Exact name of registrant as specified in its charter)


                DELAWARE                              04-2735766
    (State or Other Jurisdiction of         (I.R.S. Employer Identification
             Incorporation)                             Number)


            Two Crescent Place, Oceanport, NJ  07757, (908) 870-4500
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                               Kevin J. Dell, Esq.
                         Vice President, General Counsel
                             and Assistant Secretary
                         Concurrent Computer Corporation
            Two Crescent Place, Oceanport, NJ  07757, (908) 870-4500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



          Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]




================================================================================
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Preliminary Prospectus Dated February 7, 1994


Prospectus
7,293,214.5 Shares

CONCURRENT
COMPUTER
CORPORATION

Common Stock
($.01 par value)

This Prospectus relates to the possible resale of shares of Common Stock, $.01 par value ("Common Stock"), of Concurrent Computer Corporation ("Concurrent" or the "Company"). The shares of Common Stock are sometimes referred to as the "Securities". The Securities may be offered from time to time by the selling securityholders (the "Selling Securityholders").


The Securities will be offered for sale from time to time on terms to be determined at the time of sale by the Selling Securityholders. The Securities are listed on the NASDAQ National Market System under the symbol "CCUR" and the last reported bid and asked prices on February 4, 1994 were $1.59375 and $1.75, respectively. The Company will pay certain expenses of this offering and will not receive any proceeds from the sale of the Securities. See "Use of Proceeds and "Plan of Distribution."


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
        ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                               -------------------

          See "Risk Factors" for important information which should be considered by prospective investors.

                                -----------------

The Selling Securityholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific Securities to be sold, the purchase price, the public offering price, the name of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the Securities will be the purchase price of such Securities sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. Any such Prospectus Supplement will also set forth any additional information regarding indemnification by the Company of the Selling Securityholders or any underwriter, dealer or agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of any of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" generally and for indemnification agreements.


The date of this Prospectus is February __, 1994.

          No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations may not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any persons to whom it is unlawful to make such offer or solicitation.

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

          The Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-3 (which term shall encompass any amendments thereto) with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made, as permitted by the rules and regulations of the Commission. Statements made in this Prospectus or in any document incorporated or deemed to be incorporated by reference herein as to the contents of any contract, agreement or other document referred to are not necessarily complete and with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect the Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information referred to above, without charge, at the public reference facilities of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of such documents from the Commission upon payment of the fees prescribed by the Commission. Such documents also are available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048; and the Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-13150), are hereby incorporated by reference in and made a part of this Prospectus:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.


          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, as amended by Amendment No. 1 thereto filed February 7, 1994.


          (3) The description of the Common Stock contained in the Company's Registration Statement on Form S-2 (No. 33-62440).

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference and a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the request of such person, a copy of any or all documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Office of the Assistant Secretary, Concurrent Computer Corporation, Two Crescent Place, Oceanport, New Jersey 07757.


                                TABLE OF CONTENTS
                                -----------------

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . .    3
THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
SELLING SECURITYHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .   13
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

                                   THE COMPANY


          Concurrent Computer Corporation (the "Company" or "Concurrent") is the largest supplier of high-performance real-time computer systems, based on 1992 net sales of companies focused on providing real-time systems. "Real-time" systems concurrently acquire, analyze, store, display and control, within a predictable time, analog, digital and network data to provide time critical information as real world events occur. Concurrent has over 25 years of experience in real-time systems, including specific expertise in systems, applications software, productivity tools and networking. Concurrent's real-time systems offer networked and distributed computing solutions and may be configured to provide fault tolerance. The Company sells its systems worldwide to end-users as well as to original equipment manufacturers, systems integrators, independent software vendors and value-added resellers who combine the Company's products with other equipment or with additional application software for resale to end-users. End uses of the Company's systems include product design and testing; flight simulation; air traffic control and weather forecasting; intelligence data acquisition and analysis; financial trading; and hospital information management.



          The Company designs, manufactures (limited to assembly, systems integration and systems test), sells, and supports real-time proprietary and standards-based open systems. It also offers traditional maintenance and support services ("Traditional Services") and professional services, such as performance and capacity analysis and systems integration ("Professional Services"). Currently, Traditional Services and Professional Services account for approximately 93% and 7%, respectively, of total service revenues. The Company anticipates a shift in end-user demand from proprietary to open systems and, accordingly, has developed a strategy to be the premier supplier of high technology real-time computer systems and services through customer focus, total quality and the rapid development of standard and custom products. The Company's strategy requires that it upgrade and service its proprietary computing platforms while investing heavily in developing its real-time open system computing platforms. The Company is also leveraging its investment in research and development and enhancing market penetration through strategic alliances. In October 1993, the Company introduced its new MAXIONTM multiprocessor system, which is a next-generation open system based on the new MIPS 150 MHz R4400 reduced instruction set microprocessor. This new system supports Concurrent's real-time enhanced UNIX operating system which will include real-time extensions to the UNIX SVR4.2 multiprocessor operating system through a partnership with the Novell UNIX Systems Group. The Company also introduced in October 1993, a new high-end Series 3200 multiprocessing system, the Model 3200-850. This new system is an upgrade to Concurrent's Model 3280 MPS and MicroFive MPS Systems.


          The Company's principal offices are located at Two Crescent Place, Oceanport, New Jersey 07757. Its telephone number is (908)870-4500.

                                  RISK FACTORS

          In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus.

Shift in Emphasis to Open Systems


          Many of the Company's markets are undergoing a shift away from "proprietary" systems to "open" systems. However, the Company's sales of open systems have not been growing in absolute or relative terms due to competitive pressures in the marketplace and, to a lesser extent, the rapidly changing requirements of the open systems market. During fiscal years 1992 and 1993, proprietary systems represented 69% and 78% of the Company's total systems sales, respectively, while open systems represented 31% and 22% of total systems sales for the same periods. The future growth of the Company's business and its long-term future financial performance will depend to a significant extent upon its ability to develop and market competitive open systems which meet the real-time computing needs of end users. The Company does not expect the shift in emphasis to open systems to result in either significant incremental costs over current cost levels or incremental capital investment. Moreover, the Company expects to fund the shift, which is primarily a research and development effort, with cash from operations at funding levels consistent with its recent levels of investment in research and development. There can be no assurance that the shift in emphasis will be accomplished at anticipated cost levels or that the anticipated results of the shift in emphasis will be realized. The Company has developed new next-generation real-time open-systems products, based on the MIPS R4400 microprocessor which are expected to strengthen the Company's competitive position. The first new systems product was introduced during October 1993 with production shipments scheduled for the third quarter of fiscal year 1994. There can be no assurance that the new systems will be produced on schedule or that the new systems will be successful in the marketplace. In the event that the Company's sales do shift from proprietary systems to open systems, lower gross margins may result. Currently, gross margins on the Company's open systems are lower than gross margins on its proprietary systems. The Company's operating income would be adversely affected by such a shift unless total net sales increase, the gross margins on its open systems improve and/or total operating expenses are further reduced. Although there can be no assurance that this will be the case, the Company believes gross margins on its open systems will improve with the continued implementation of its value-added market strategy. This strategy involves the introduction of new next generation open systems products, which the Company believes will generate higher gross margins than its existing open systems products. It also involves the development and sale of needed value-added products and services, such as software productivity and development tools, and packaged services comprised of Traditional Services and Professional Services, which sales are expected to have an aggregate positive impact on total gross margins.

Advances in Technology

          The information technology industry is characterized by rapid advances in technology and greater demand for more cost effective "solutions." As a result of the rapid advances in technology, product life cycles of many of the Company's products have been effectively shortened from 24-30 months to 18-24 months. Furthermore, many of its open systems products are approaching the maturity stage of their product life cycles. Continued rapid advances in technology will further accelerate the technological obsolescence of older products. The Company's success will depend, among other things, upon its ability to enhance its existing products, to capitalize on its new MAXIONTM product line, and to introduce new open-systems products and features in a timely manner to meet changing customer requirements. It will also be dependent on the success of the Company's strategic technological alliances and its ability to maintain competitive technology. The Company's choice of strategic technological alliances could also have a significant impact on its success.
The Company has chosen the microprocessor technology developed by MIPS Technologies, Inc. (a subsidiary of Silicon Graphics, Inc.) for use in its new next-generation standards-based open systems. In addition, the Company's next generation open-systems platform will be based on the Novell UNIX Systems Group's UNIX System V Release 4 operating system software. The Company's business will be adversely affected if the Company, its strategic partners, or its suppliers incur delays in developing new products or enhancements, or if such products or enhancements do not gain market acceptance because of competing technology.

Trend in Net Sales

          Net sales decreased to $220.5 million in fiscal year 1993 from $221.6 million in fiscal year 1992 and $254.9 million in fiscal year 1991. The decrease from fiscal years 1992 to 1993 was due to a decrease of $5.2 million, or 5.0%, in service and other revenues partially offset by an increase of $4.1 million, or 3.5%, in computer system sales. The decrease from fiscal years 1991 to 1992 was primarily due to a decrease of $25.1 million, or 17.6%, in computer system sales and a decrease of $8.2 million, or 7.3%, in service and other operating revenues. The decrease in net sales in fiscal year 1992 compared to fiscal year 1991 followed a decrease in net sales to $254.9 million in fiscal year 1991 compared to $340.1 million in fiscal year 1990. The decrease in net sales from fiscal year 1990 to fiscal year 1991 was primarily due to a decrease of $88.4 million, or 38.3%, in computer systems sales partially offset by an increase of $3.2 million, or 2.9%, in service and operating revenues.
Management believes the decrease in computer system sales since fiscal year 1990 has been due to reduced government spending on the Company's systems, general economic conditions, a slowdown in capital spending by customers in the Company's markets and the decisions by certain customers to delay purchases or choose alternative computer systems because they were uncertain whether the Company would complete its prior debt restructuring activities (which began in mid-1990 and were completed in November 1991).

          During the period from the end of fiscal year 1990 through the end of fiscal year 1992, in addition to its debt restructuring activities, the Company engaged in a corporate-wide restructuring. As part of this restructuring, operations were streamlined and overhead reduced through an overall "downsizing" of the Company consistent with its strategic plan to focus its resources on providing products and services to carefully selected target niche markets.


          During the first two quarters of fiscal year 1994, Concurrent experienced continued slow business conditions throughout the world affecting investment in its markets, combined with worldwide industry and government spending controls and delays in orders for spare parts under the Department of Commerce's Next Generation Weather Radar (NEXRAD) program. (See "Government Business"). As a result of these factors the Company is engaged in a further restructuring of its operations to position its cost structure in line with current and anticipated revenue levels. During the three months ended September 30, 1993, the Company recorded a provision for restructuring of $12.0 million in connection with its operational restructuring efforts. Although the Company is still evaluating various actions, the current restructuring is expected to include further reductions in staffing levels and a restructuring of the Company's worldwide operations.


          For the purposes of restructuring its operations, the Company has assumed a revenue trend for the remaining quarters of fiscal year 1994 on average below the first quarter of fiscal year 1994 but growing on a quarter to quarter basis from the second quarter of fiscal year 1994, which is expected to be the low point for the fiscal year. There can be no assurance that the foregoing revenue assumptions will be achieved.


          The $12.0 million restructuring provision referred to above contributed to the Company's incurring an operating loss of $9.3 million for the three months ended September 30, 1993 on total revenues of $49.4 million, compared to an operating profit of $4.4 million for the comparable period of the preceding fiscal year on total revenues of $54.2 million. In addition, during the three months ended September 30, 1993, the Company recorded an extraordinary loss on early extinguishment of debt of $23.2 million, a loss attributable to changes in accounting principles of $5.0 million, both of which contributed to a net loss of $39.2 million for the period. The Company reported an operating loss of $2.7 million and a net loss of $3.5 million for the three months ended December 31, 1993 on total revenues of $40.7 million, compared to an operating profit of $4.5 million and net income of $.7 million for the comparable period of the preceding fiscal year on total revenues of $54.5 million.


          The future growth of the Company's business and its future financial performance will depend, among other things, on its ability to increase net sales by developing and marketing competitive open systems products.

Decline in Service Revenue

          Total service revenue decreased to $98.9 million in fiscal year 1993 from $104.1 million in fiscal year 1992 and $112.3 in fiscal year 1991 due to a decline in Traditional Services revenue. Total service revenue for the six months ended December 31, 1993 decreased to $46.3 million from $49.2 million for the comparable period of the preceding fiscal year. The declines are attributable to lower sales of the Company's systems and the continuing market shift to standards-based open systems. This shift is expected to continue to depress revenues from Traditional Services for two reasons. First, the Company anticipates that open systems will require less service and maintenance than proprietary systems. And second, given the "standards-based" nature of the open systems, greater competition can be expected from third party maintenance providers, resulting in a reduction in total Traditional Services margins. However, the market trend towards open systems is creating additional demand for Professional Services. Although its is the Company's goal that growth in Professional Services will eventually offset the anticipated decline in Traditional Services revenue, there can be no assurance that the Company will be able to successfully market Professional Services to generate revenues that will exceed the anticipated decline. In fiscal year 1993, Professional Services accounted for approximately $5 million of total annual service revenue. Professional Services revenue in fiscal year 1992 was estimated to be approximately $4 million.


Liquidity

          Although management believes that anticipated improvements in cash flow from operations resulting from the restructuring of operations and other actions, together with reduced debt service requirements resulting from the Refinancing, will enhance the Company's ability to manage its cash requirements, the short term prospects for the Company's liquidity are dependent to a significant degree upon the level of revenue from sales and service of systems and the Company's ongoing restructuring actions and cost containment efforts. The decline in revenue during the six months ended December 31, 1993 adversely affected the Company's liquidity. Further declines may affect the Company's ability to meet obligations when due. Based on operating results for the three months ended December 31, 1993 the Company is in discussion with its banks to seek additional flexibility with respect to its obligations under its bank term loan. In addition, to the extent that sales of the Company's new open systems significantly increase, the Company will have increased working capital requirements to fund inventory and capital equipment needs. Management does not anticipate being able to fund this potential need for increased working capital through internal cash flow and may need to obtain financing from outside sources. There can be no assurance that such financing can be obtained.


Government Business


          The Company derives a significant portion of its revenues from the supply of systems under government contracts. For fiscal year 1993, approximately $64.3 million (29%) of the Company's worldwide revenues were directly or indirectly related to agencies of the U.S. Government. A significant portion of revenues from government business into fiscal year 1995 is expected to be derived from sales to the U.S. Department of Commerce's Next Generation Radar (NEXRAD) program, which may include sales of spare parts. The prospects for these future sales of spare parts are currently unclear. The Department of Commerce asserts that the Company's spare parts prices are too high and is pursuing various alternatives to meet its spare parts requirements. In addition, the Department of Commerce is requiring documentation on pricing for spare parts under the NEXRAD program. The Company maintains that its pricing practices and disclosures are in compliance with applicable laws and regulations. There can be no assurance that the Company will have continuing sales of spare parts under the NEXRAD program or that the production phase of the program will be completed as contemplated. Government business is in general subject to special risks, such as delays in funding; termination contracts or subcontracts for the convenience of the government; termination, reduction or modification of contracts or subcontracts in the event of changes in the government's policies or as a result of budgetary constraints; obligations for performance guarantees or restrictions on the draw-down of funds subject to achievement of performance milestones; and increased or unexpected costs resulting in losses or reduced profits under fixed price contracts.


Financial Leverage

          The Company has leverage higher than is common in companies in high technology industries. At the end of the first quarter of fiscal year 1994 debt was $33.5 million and stockholders' equity was $35.5 million, a total debt to total capitalization ratio of approximately 49%.

          The degree to which the Company has senior indebtedness outstanding from time to time could have important adverse consequences. After modification of the Company's senior bank debt in July 1993, the balance of the Company's senior bank debt was $31.5 million (which the Company is obligated, subject to certain deferral rights, to reduce monthly by $687,500). Based on the level of senior indebtedness outstanding from time to time and the terms of the senior bank debt agreement: (i) the Company's ability to obtain additional financing, if needed, in the future for working capital, capital expenditures, acquisitions, research and development and other general corporate purposes (which historically, together with debt service on the Company's prior term loan, have been funded from cash flow from operations) will be restricted; (ii) the Company will be prohibited from making cash dividend payments until the senior bank debt is paid in full and is subject to operating and financial restrictions which, if not satisfied, may result in a default under the senior bank debt agreement; (iii) the Company may be more leveraged than other providers of similar products and services, which may place the Company at a competitive disadvantage; and (iv) the Company may be vulnerable to changes in general economic conditions.


          On September 28, 1993, and November 18, 1993, the Company's bank term loan was amended to modify certain financial covenants. The latter amendment also waived the Company's obligations with respect to certain financial covenants for the three months ended September 30, 1993. On November 10, 1993, the term loan was also amended to allow the Company to defer up to four monthly principal amortization payments depending on cash balances and to provide for up to $3 million in standby letters of credit in connection with overseas lines of credit. In connection with that amendment the Company made a $3 million prepayment of the amortization payment due on the June 15, 1995 maturity date. The three amendments were obtained to provide the Company with greater financial flexibility in light of lower than expected revenues and earnings for the three months ended September 30, 1993, a $12.0 million provision for restructuring recorded during the same period and anticipated financial results for fiscal year 1994.


International Operations


          The Company's financial results are highly dependent on its international operations which represented approximately 35% of total revenues for fiscal year 1993. The Company expects its international operations to continue to account for a significant percentage of its total revenues. Certain risks are inherent in international operations, including exposure to currency fluctuations, the imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability, trade restrictions, changes in tariffs, taxes and freight rates, generally longer payment cycles, difficulties in staffing and managing international operations and general economic conditions. Key international markets for the Company's products and services include Japan, Australia, Germany and the United Kingdom whose general economic conditions have historically affected the Company's revenues. Of the approximately 35% of total revenues for fiscal year 1993 derived from international operations, these countries accounted for approximately 16%, 13%, 12% and 27%, respectively, and Europe as a whole accounted for approximately 59%. These countries, and Europe as a whole, are continuing to experience generally poor economic conditions with a resulting depressing effect on investments in capital goods, such as computer systems. Accordingly, the Company's revenues, and therefore operating results, may be adversely affected by such economic conditions. From time to time in the past, the Company's financial results have been affected both favorably and unfavorably by fluctuations in currency exchange rates. Future unfavorable fluctuations in currency exchange rates may have an adverse impact on the Company's revenues and operating results.


Competition

          The shift from proprietary systems to standards-based open systems is expected both to expand market demand for systems with performance characteristics previously only found in proprietary real-time computing systems and to increase competition, making product differentiation a more important factor. Due in part to the range of performance and applications capabilities of its products, the Company competes in various markets against a number of companies, many of which have greater financial and operating resources than the Company.

Sources of Supply

          In some cases, components, including customized components such as certain computer peripheral equipment incorporated into the Company's computer systems, are being purchased by the Company principally from a single supplier to obtain the most favorable price and delivery terms. Although the Company has not experienced any materially adverse impact on its operating results as a result of a delay in supplier performance, any delay in delivery of components, especially considering the just-in-time inventory management technique used in the Company's manufacturing process, may cause a delay in shipments by the Company of certain products. The Company estimates that a lead time of up to 16-24 weeks may be necessary to switch to an alternate supplier of certain custom application specific integrated circuits. A change in the supplier of these circuits without the appropriate lead time would result in a delay in shipments by the Company of certain products. Since revenue is recognized typically upon shipment, any delay in shipment may also result in a delay in revenue recognition, possibly outside the fiscal period originally planned, and, as a result, may adversely affect the Company's financial results for that particular period.

Employee Requirements

          As a high technology company in a highly competitive industry, the Company's success will depend in part on its ability to attract and retain highly-skilled technical, managerial, sales and marketing employees. Competition for such personnel is intense. Although the Company is not dependent on any one employee, the loss of a number of employees in significant positions and the Company's inability to attract and retain qualified replacement employees could adversely affect the Company's business, operations and financial results.

Shares Eligible for Future Sale


          Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. The holders of 6,855,425.5 shares of Common Stock, and all the directors and executive officers of the Company, have agreed that they will not, without the prior written consent of the representatives of the underwriters in the public offering which occurred in July 1993, offer, sell or contract to sell or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, Common Stock for the six month period ended January 21, 1994. Following the expiration of the "lock-up" period, and upon registration under the Securities Act of 1933 of such shares for resale, 4,544,501.5 of such shares generally will be freely tradeable. However, an additional 2,310,924 shares of Common Stock are restricted securities which are subject to certain demand registration rights which provide for the effective registration of all or a part of such securities. One of these demand rights has been exercised and the 2,310,924
shares are included in the Securities covered by this Prospectus.   The
potential market overhang from the 6,855,425.5 shares of Common Stock that will or may become freely tradeable following the expiration of the six month lock-up period, could adversely affect the market price of the Common Stock.


Change of Control

          Rights associated with the Common Stock may have the effect of discouraging a third party from making an acquisition proposal of the Company and may thereby inhibit a change in control of the Company in circumstances that could give the holders of the Common Stock the opportunity to realize a premium over the then prevailing market prices. Such provisions may also adversely affect the market price of the Common Stock. In addition, the term loan may be accelerated at the option of the lenders in the event of a change in control (as defined in the senior bank debt agreement).

Volatility of Stock Prices

          The trading price of the Common Stock has fluctuated widely in response to quarter-to-quarter operating results, industry conditions, awards of orders to the Company or its competitors and new product or product development announcements by the Company or its competitors and as a result of market illiquidity. In addition, the volatility of the stock markets in recent years has caused wide fluctuations in trading prices of stocks of high technology companies independent of their individual operating results. The market value of the Common Stock at any given time may be adversely affected by factors independent of the Company's operating results.


                                 USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders. Certain of the Securities are being registered for sale pursuant to agreements with the Selling Securityholders. See "Plan of Distribution."

                             SELLING SECURITYHOLDERS

          The following table sets forth certain information with respect to the Securities held by the Selling Securityholders as of December 1, 1993. The Securities offered by this Prospectus may be offered from time to time in whole or in part by the Selling Securityholders. See "Plan of Distribution."

                                           Shares of
                                            Common
                                             Stock
                                           Issuable
                                             Upon         Shares of Common
                               Shares of  Exercise of     Stock Issuable Upon
           Selling              Common     Series  A      Upon Exercise of
       Security Holders          Stock     Warrants       Lock-Up Warrants
       ----------------          -----   ------------     ----------------


 Ackerman, Don E.              52,090.5                           2,747.0
 39 Locust Avenue, Suite 204
 P.O. Box 635
 New Canaan, CT  06840



 Ackerman, Fern                 3,472.7                             182.0
 39 Locust Avenue, Suite 204
 P.O. Box 635
 New Canaan, CT  06840



 Ackerman, Michael A.           6,945.4                             367.0
 39 Locust Avenue, Suite 204
 P.O. Box 635
 New Canaan, CT  06840



 Ackerman, Steven J.            6,945.4                             367.0
 39 Locust Avenue, Suite 204
 P.O. Box 635
 New Canaan, CT  06840


 American Capital High Yield  364,633.5                          19,230.0
 Investment Inc.
 c/o United States Trust Co.
 of New  York
 61 Broadway Concourse
 New  York, New York  10006

 American Capital Income      140,486.5                           7,410.0
 Trust
 c/o State Street Bank &
 Trust Co.
 61 Broadway Concourse
 New York, New York  10006

 Aphrodite Associates           7,845.0
 c/o U.S. Trust Co. of NY
 45 Wall Street
 New  York, New York  10005
 Attn:  Robert Janis

                                           Shares of
                                            Common
                                             Stock
                                           Issuable
                                             Upon         Shares of Common
                               Shares of  Exercise of     Stock Issuable Upon
           Selling              Common     Series  A      Upon Exercise of
       Security Holders          Stock     Warrants       Lock-Up Warrants
       ----------------          -----   ------------     ----------------

 Apollo Investment Fund,      655,077.5                          34,547.0
 L.P.(a)
 c/o CIBC Bank and Trust
 Company
   (Cayman) Limited
 Edward Street
 Georgetown, Grand Cayman
 Cayman Islands
 British West Indies

 Bear, Stearns & Co. Inc.   2,310,924.0                         121,877.0
 245 Park Avenue
 New York, New York  10167

 Executive Life Insurance     441,980.0                          23,309.0
 Company of New York
 P.O. Box 456 Wall Street
 Station
 New York, New York  10005

 First Stratford Life                        9,000
 Insurance Company Ebenco
 c/o Security Pacific State
 Trust
 299 N. Euclid Ave.
 Pasadena, CA  91101

 James Garnett                                 400
 c/o Columbia Savings & Loan
 8840 Wilshire Blvd.
 Beverly Hills, CA  90211-2606

 Greylock Partners & Co.       40,909.0
 One Federal Street
 Boston, MA  02110
 Attn:  Barbara Murray

 Irell & Manella Profit                        609
 Sharing Plan & Trust DTD
 07 0175 Participant
 Directed
 Acct. FBO Kenneth R. Heitz
 c/o Drexel Burnham Lambert,
 Inc.
 60 Broad Street, 13th Floor
 New York, New York  10004-
 2306

 Lion Advisors, L.P.(a)(b)    655,077.5                          34,547.0
 Two Manhattanville Road
 Purchase, New York 10577

                                           Shares of
                                            Common
                                             Stock
                                           Issuable
                                             Upon         Shares of Common
                               Shares of  Exercise of     Stock Issuable Upon
           Selling              Common     Series  A      Upon Exercise of
       Security Holders          Stock     Warrants       Lock-Up Warrants
       ----------------          -----   ------------     ----------------

 Merrill Lynch Pierce Fenner                 1,300
 & Smith Incorporated
 One Liberty Plaza
 225 Liberty Street
 New York, New York  10006-
 1404

 Ohio Casualty Insurance      126,280.0                           6,661.0
 c/o Security Pacific
 National Trust Co.
 Two Rector Street
 New York, New York  10006

 Sally Overstreet                              250
 c/o Columbia Savings & Loan
 8840 Wilshire Blvd.
 Beverly Hills, CA  90211-2606


 Pursley, Robert E.               590.0
 555 Haviland Road
 Stamford, CT  06903


 Daniel C. Rohr                                300
 1314 Marquette Avenue
 Apt. #3002
 Minneapolis, MN  55403-4111

 Mildred M. Rohr                               300
 336 N. Western Avenue
 Lake Forest, IL  60045-2133
 J.F. Shea Co. Inc.            69,454.0                           3,663.0
 655 Brea Canyon Road
 Walnut, CA  91789-3010

 Shearson Lehman Brothers,                   1,300
 Inc.
 American Express Tower C
 World Financial Center
 New York, NY  10285
 Shearson Lehman Hutton,                       250
 Inc.
 American Express Tower C
 World Financial Center
 New York, New York  10285

                                           Shares of
                                            Common
                                             Stock
                                           Issuable
                                             Upon         Shares of Common
                               Shares of  Exercise of     Stock Issuable Upon
           Selling              Common     Series  A      Upon Exercise of
       Security Holders          Stock     Warrants       Lock-Up Warrants
       ----------------          -----   ------------     ----------------

 Abraham Spiegal TR Anthony                  6,396
 D. Spiegal Trust #1 U/T
 DTD 06 15 77
 60 Broad Street, 13th Floor
 New York, NY  10004-2306

 Abraham Spiegel TR Evan S.                  6,396
 Spiegal Trust #1
 DTD 06/15/77
 60 Broad Street, 13th Floor
 New York, New York  10004-2306

 Teachers Insurance and     1,516,938.5                          80,000.0
 Annuity Association
   of America
 Attn:  Securities Division
 Attn: R. Chandy
 730 Third Avenue
 New York, New York  10017

 Tricapital Ltd.              505,120.0                          26,637.0
 P.O. Box HM 152
 Hamilton HM AX Bermuda
 Charles A. Yamarone                           400
 11766 Wilshire Blvd.
 Suite 870
 Los Angeles, CA  90211
                            ---------     --------            ---------


 TOTALS                     6,904,769.5     26,901              361,544.0
                            ===========     ======              =========


- -----------------------
(a) Based upon filings with the Commission, Apollo Investment Fund, L.P. and Lion Advisers, L.P. have indicated that they constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act.

(b) Lion Advisers, L.P. beneficially owns such securities for an account under management.

          The following sets forth the nature of any position, office or other material relationship which any of the Selling Securityholders has had within the past three years with the Company. Daniel S. Gregory, a general partner of Greylock Partners & Co., served as a director of the Company since its organization in 1981 through January 3, 1991. Kevin N. Clowe, a director of the Company since December 1991, is Assistant Treasurer and a corporate officer of American International Group, Inc., an international insurance and financial services company which serves as an investment advisor to TriCapital, Ltd. In August 1992, in an arms-length transaction, the Company transferred all its interest in its Westford, Massachusetts facility to an affiliate of Teachers Insurance and Annuity Association of America, in exchange for consideration including cancellation of $11 million in mortgage indebtedness plus accrued interest. As part of the transaction, the Company leased back a portion of the facility and continued its existing operations from the facility.


                              PLAN OF DISTRIBUTION


          Any and all of the Securities offered hereby may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Securities for whom they may act as agent. The Selling Securityholders and any such underwriters, dealers or agents that participate in the distribution of the Securities may be deemed to be underwriters, and any profit on the sale of Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Securities may be sold at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Securityholders, or by agreement between the Selling Securityholders and underwriters or dealers.

          At the time a particular offer of Securities is made, to the extent required, a Prospectus Supplement will be prepared by the Company based on information provided by the Selling Securityholders and distributed, which will set forth the number of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

          In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and such sale is made in compliance with the exemption.

          361,544 of the Securities covered by this Prospectus are issuable upon the exercise of warrants ("Lock-up Warrants") issued by the Company in connection with the Refinancing pursuant to a Warrant and Registration Rights Agreement dated as of July 21, 1993 (the "1993 Registration Rights Agreement"). The Lock-up Warrants were issued in consideration of the agreement of the holders of 6,855,425.5 shares of Common Stock not to sell or otherwise dispose of such shares for the six month period ended January 21, 1994. Pursuant to the 1993 Registration Rights Agreement, the Company has agreed to pay customary fees and expenses in connection with registration of the shares of Common Stock underlying the Lock-up Warrants pursuant to this Registration Statement of which this Prospectus is a part, excluding any underwriting discounts, commissions and expenses or counsel fees and expenses of any Securityholder. The Company has also agreed to indemnify the holders of the Lock-up Warrants against certain civil liabilities, including liabilities under the Securities Act. The Company has agreed, subject to the terms of the 1993 Registration Rights Agreement, to keep an effective registration statement in place with respect to the Lock-up Warrants for a 30 month period.


          2,310,924 of the Securities covered by this Prospectus are being registered by the Company pursuant to a Registration Rights Agreement dated as of May 6, 1993 (the "Bear Stearns Agreement") between the Company and Bear, Stearns & Co. Inc. ("Bear Stearns"). Pursuant to the Bear Stearns Agreement, the Company has granted Bear Stearns the right to make two "demand" registration requests for the registration of the 2,310,924 Securities. Bear Stearns has exercised one of these demand rights and these Securities have accordingly been included in the Registration Statement of which this Prospectus is a part.
Under the Bear Stearns Agreement, Bear Stearns has agreed to reimburse the Company for certain fees and expenses incurred by the Company in connection with the registration of securities pursuant to the exercise of a demand right. The Company has agreed to indemnify Bear Stearns against certain civil liabilities, including liabilities under the Securities Act. Under the Bear Stearns Agreement, the Company has agreed to keep an effective registration statement in place for up to 180 days after its effective date.

          4,544,501.5 of the Securities covered by this Prospectus are being registered by the Company pursuant to a Registration Rights Agreement dated March 3, 1992, as amended (the "1992 Registration Rights Agreement"). Pursuant to the 1992 Registration Rights Agreement, the Company has agreed to pay customary fees and expenses in connection with the Registration Statement of which this Prospectus is a part, excluding any underwriting discounts, commissions and expenses or counsel fees and expenses of any Securityholder. The Company has also agreed to indemnify the holders of the Securities against certain civil liabilities, including liabilities under the Securities Act. The Company has agreed to keep an effective registration statement in place with respect to such Securities until April 21, 1996.

          26,901 of the Securities covered by this Prospectus are issuable upon the exercise of Series A Warrants of the Company. These warrants were issued on September 27, 1988 in connection with the private placement of senior subordinated notes. These warrants have an exercise price of $4.62 per warrant equivalent to $46.20 per share, subject to adjustment in certain events.

Pursuant to a Registration Rights Agreement dated September 27, 1988 (the "1988 Registration Rights Agreement"), the Company has granted the holders of the Series A Warrants certain piggy-back registration rights and has agreed to pay customary fees and expenses in connection with registration of these Securities pursuant to this Registration Statement of which this Prospectus is a part, excluding underwriting discounts, commissions and expenses or counsel fees and expenses of any Securityholder. The Company has also agreed under the 1988 Registration Rights Agreement to indemnify the holders of these Securities against certain civil liabilities, including liabilities under the Securities Act. The Series A Warrants expire on September 27, 1995.


                                  LEGAL MATTERS


          Certain legal matters arising in connection with this Offering will be passed upon for the Company by Kevin J. Dell, Esq., Vice President, General Counsel and Assistant Secretary of the Company. Mr. Dell beneficially owns 5,817 shares of Common Stock and holds options to purchase 33,099 shares of Common Stock.


                                     EXPERTS


          The Company's Consolidated Financial Statements and Financial Statement Schedules as of June 30, 1993 and June 30, 1992 and for each of the years in the three-year period ended June 30, 1993 incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part have been audited by Coopers & Lybrand, independent accountants, as set forth in their report. Such Financial Statements and Financial Statement Schedules are set forth in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     The estimated expenses of the issuance and distribution, all of which are payable by the Registrant are as follows:


     SEC Registration Fee             $   300
     Legal Expenses                     6,500
     Accounting Expenses                4,500
     NASD Listing Fee                   8,000
     Miscellaneous Expenses             1,000
                                     --------
          Total                       $20,300
                                     ========



Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

          Reference is made to Section 145 of the General Corporation Law of the State of Delaware under the law of which the Company is incorporated, which provides for indemnification of directors and officers under certain circumstances. Provisions for indemnification of directors and officers of the Company are also contained in the Company's By-Laws, as amended. The Company maintains an insurance policy covering its directors and officers against certain liabilities, including liabilities under the Act and has established a trust to supplement the policy by covering the deductible portion.

Item 16.  Exhibits.

Exhibit No.    Description
- -----------    -----------

4.1       Restated Certificate of Incorporation of the Company.(a)

4.2 Registration Rights Agreement dated March 3, 1992 between the Company and the Selling Securityholders named therein.(b)

4.3 Registration Rights Agreement dated September 27, 1988 between the Company and the Selling Securityholders named therein.(c)

4.4 Warrant Termination Agreement dated February 19, 1992 between the Company and the holders of Series A and Series C Warrants of the Company named therein.(b)

4.5 Warrant Agreements dated September 27, 1988 between the Company and Ameritrust Company, N.A. (f/k/a MTrust Company N.A.) in connection with the Company's Series A and Series B Warrants.(c)

4.6 Form of Warrant and Registration Rights Agreement dated as of July 21, 1993 attached as an Annex to the "lock-up" agreements with the holders of Convertible Preferred Stock that have entered into lock-up agreements.(a)

4.7 Rights Agreement dated as of July 31, 1992 between the Company and The First National Bank of Boston, as rights agent.(d)

4.8 Registration Rights Agreement dated as of May 6, 1993 between the Company and Bear, Stearns & Co. (e)


5.0       Opinion of Kevin J. Dell, Esq.+


23.1      Consent of Coopers & Lybrand.

23.2      Consent of Kevin J. Dell, Esq. (see Exhibit 5.0).


- ------------------------------------------------------


+    Previously filed as an Exhibit to this Registration Statement.


(a) Incorporated herein by reference to the Exhibits to the Company's Amendment No. 3 to Registration Statement on Form S-2 dated July 14, 1993 (No. 33-62440).

(b) Incorporated herein by reference to the Exhibits to the Company's Amendment No. 1 to Registration Statement on Form S-1 dated April 20, 1992 (No. 33-45871).

(c) Incorporated herein by reference to Exhibit 4.5 of Item 16 of the Company's Registration Statement on Form S-2 dated June 5, 1989 (No. 33-27776).

(d) Incorporated herein by reference to the Company's Current Report on Form 8-K dated August 20, 1992 (File No. 0-13150).

(e) Incorporated by reference to the Exhibits to the Company's Amendment No. 1 to the Registration Statement on Form S-2 dated May 18, 1993 (No. 33-62440).

Item 17.  Undertakings
          ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oceanport, New Jersey, on February 4, 1994 .


                              CONCURRENT COMPUTER CORPORATION

                              By:   /s/ Kevin J. Dell
                                    --------------------------------------------
                                      Kevin J. Dell
                                      Vice President
                                      General Counsel
                                      and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                     Capacity
- ----                     --------

 /s/ John T. Stihl                 Chairman of the Board, President
- -------------------------          and Chief Executive Officer
John T. Stihl

 /s/ James P. McCloskey            Vice President, Finance and Treasurer,
- ------------------------           Chief Financial Officer and Chief Accounting
James P. McCloskey                 Officer

 /s/ Phillip W. Ameson             Director
- ------------------------
Phillip W. Arneson

 /s/ Kevin N. Clowe                Director
- --------------------------
Kevin N. Clowe

/s/ C. Forbes Dewey, Jr.           Director
- --------------------------
C. Forbes Dewey, Jr.

                                   Director
- ---------------------------
Morton E. Handel

 /s/ Leonard N. Hecht              Director
- ----------------------------
Leonard N. Hecht

 /s/ Michael J. King               Director
- ---------------------------
Michael J. King

/s/ Richard P. Rifenburgh          Director
- ---------------------------
Richard P. Rifenburgh


Date:     February 4, 1994

                                  EXHIBIT INDEX
                                  -------------

Exhibit
  No.     Description                                            Page No.
- -------   -----------                                            --------

4.1       Restated Certificate of Incorporation of the Company.(a)

4.2 Registration Rights Agreement dated March 3, 1992 between the Company and the Selling Securityholders named therein.(b)

4.3 Registration Rights Agreement dated September 27, 1988 between the Company and the Selling Securityholders named therein.(c)

4.4 Warrant Termination Agreement dated February 19, 1992 between the Company and the holders of Series A and Series C Warrants of the Company named therein.(b)

4.5 Warrant Agreements dated September 27, 1988 between the Company and Ameritrust Company, N.A. (f/k/a MTrust Company N.A.) in connection with the Company's Series A and Series B Warrants.(c)

4.6 Form of Warrant and Registration Rights Agreement dated as of July 21, 1993 attached as an Annex to the "lock-up" agreements with the holders of Convertible Preferred Stock that have entered into lock-up agreements.(a)

4.7 Rights Agreement dated as of July 31, 1992 between the Company and The First National Bank of Boston, as rights agent.(d)

4.8 Registration Rights Agreement dated as of May 6, 1993 between the Company and Bear, Stearns & Co. (e)

5.0       Opinion of Kevin J. Dell, Esq.+


23.1      Consent of Coopers & Lybrand.

23.2      Consent of Kevin J. Dell, Esq. (see Exhibit 5.0).

- ------------------------------------------------------

+    Previously filed as an Exhibit to this Registration Statement.


(a) Incorporated herein by reference to the Exhibits to the Company's Amendment No. 3 to Registration Statement on Form S-2 dated July 14, 1993 (No. 33-62440).

(b) Incorporated herein by reference to the Exhibits to the Company's Amendment No. 1 to Registration Statement on Form S-1 dated April 20, 1992 (No. 33-45871).

(c) Incorporated herein by reference to Exhibit 4.5 of Item 16 of the Company's Registration Statement on Form S-2 dated June 5, 1989 (No. 33-27776).

(d) Incorporated herein by reference to the Company's Current Report on Form 8-K dated August 20, 1992 (File No. 0-13150).